Exhibit 99.3

CORPORATE GOVERNANCE & NOMINATING COMMITTEE CHARTER

OF

CW PETROLEUM CORP

There shall be a Committee of the Board of Directors (the “Board”) of CW Petroleum Corp (the “Company”), to be known as the Corporate Governance & Nominating Committee (“Committee”), with purpose, composition, duties, authority, and responsibilities, as follows:

I. Purpose of Committee

The Committee is a committee of, and reports to, the Company’s Board. Through this Charter, the Board delegates certain responsibilities to the Committee to assist the Board in fulfillment of its duties to the Company and its shareholders. The Committee is established to support the Board in fulfilling its fiduciary duties to appoint the best-qualified candidates for the Board and Executive level positions. The Committee is further established to promote the effective functioning of the Board and assist the Board in exercising his or her business judgment and to act in the best interests of the Company.

II. Committee Membership, Composition & Meetings

The Committee shall be comprised of three (3) Directors. The Committee members and Committee Chair shall be appointed by the Chairman of the Board and approved by the Board. By the end of 2020, the Committee will be chaired by an Independent Director meeting the applicable standards of independence and the determination of independence will be made by the Board and as defined by applicable standards in Section 10A of the Exchange Act.

The terms of all committee members, including the Committee Chair, shall be for one year that begins on the day appointed, or until the Chairman, with Board approval, appoints a new Committee.

The Committee will meet at least two (2) times per year, or more frequently, as circumstances dictate. The Committee may meet in person, by telephone or by electronic means at times and places to be determined by the Committee Chair. The Committee Chair will approve the agenda for the committee’s meetings and any member may suggest items for consideration. Briefing materials will be provided to the committee as far in advance of meetings as practicable. The Committee Chair will provide a written report to the Board within one week of each Committee meeting that includes attendance, the agenda, and a report of discussion, recommendations and decisions.

The Committee Chair may request a joint session with other committees regarding matters that concern both committees.

III. Committee Authority, Responsibilities and Duties

The Committee shall be given the resources and assistance necessary to discharge its responsibilities. The Committee shall also have authority, in consultation with the Chairman of the Board, to engage outside and inside advisers as it deems necessary or appropriate.

The Committee’s responsibilities shall be:

(a)	To assist in creating and, thereafter, monitor the implementation and operation of the Company’s Corporate Governance Guidelines;

(b)	to review from time to time the adequacy of the Corporate Governance Guidelines in light of broadly accepted practices of corporate governance, emerging governance issues and market and regulatory expectations, and to advise and make recommendations to the Board with respect to appropriate modifications;

(c)	to identify and review measures to strengthen the operation of the Corporate Governance Guidelines, and to advise the Board with respect thereto;

(d)	to prepare and supervise the implementation of the Board’s annual reviews of (i) director independence and (ii) the Board’s performance, as contemplated by the Corporate Governance Guidelines;

(e)	to identify, review and evaluate candidates for election as Director who meet the standards set forth in the Corporate Governance Guidelines, including such inquiries as the Committee deems appropriate into the background and qualifications of candidates and interviews with potential candidates to determine their qualification and interest, and to recommend to the Board of Directors nominees for any election of directors in compliance with the Corporate Governance Guidelines (including the policy that a majority of Directors be independent of the Company and of the Company’s management);

(f)	to, on an annual basis, evaluate itself, its charter and all committees and their respective charters in order to make recommendations for revisions to the Board. Further, the Committee establish criteria for and annually conduct an evaluation of the Board and its individual Directors in order to assess the effectiveness of the Board as a whole, each Board Committee and the contribution of individual Directors on a regular basis.

(g)	to advise the Board with respect to such other matters relating to the governance of the Company as the Committee may from time to time approve, including changes to terms or scope of this Charter and the Committee’s overall responsibilities; and

(h)	to carry out such other tasks as the Board may from time to time delegate to the Committee for action consistent with this Charter.

DATE: July 26, 2022

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